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                                                                     EXHIBIT 8.1






                                January --, 1998



Alrenco, Inc.
1736 East Main Street
New Albany, Indiana  47150

RTO, Inc.
714 East Kimbrough Street
Mesquite, Texas  75149

       Re: Federal Income Tax Consequences of Merger of RTO, Inc. with and into Alrenco, Inc.

Ladies and Gentlemen:

       We have acted as counsel to RTO, Inc. ("RTO") in connection with the Merger (the "Merger") of RTO with and into Alrenco, Inc. ("Alrenco"), pursuant to the Agreement and Plan of Merger dated as of September 28, 1997, as amended (the "Agreement") by and between RTO and Alrenco. You have requested our opinion, in our capacity as counsel to RTO, regarding certain federal income tax consequences of the Merger.

       We understand that our opinion will be referred to in the Joint Proxy Statement/Prospectus that forms part of the Registration Statement on Form S-4 filed with the Securities and Exchange Commission in connection with the Merger. We hereby consent to such use of our opinion.

       All capitalized terms used herein without definition have the respective meanings specified in the Joint Proxy Statement/Prospectus.

                              INFORMATION RELIED ON

       In rendering the opinion expressed herein, we have examined such documents as we have deemed appropriate, including the Agreement and the Joint Proxy Statement/Prospectus. In our examination of such documents, we have assumed, with your consent, that all documents submitted to us as photocopies or telecopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all statements set forth in such documents are accurate. We also have obtained such additional information and representations as we have deemed relevant and necessary.


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Alrenco, Inc.
RTO, Inc.
January --, 1998
Page 2


However, we have not yet obtained written certificates from RTO, Alrenco, or any stockholders of RTO to verify certain facts that we have assumed in rendering this opinion. Before rendering our opinion in connection with the closing of the Merger, we intend to obtain appropriate written certificates to confirm certain material facts that we have assumed herein.

       In view of the foregoing, we have assumed that the following statements are true on the date hereof and will be true at the time of the Merger:

       (1) The Merger will be consummated in compliance with the material terms of the Agreement and none of the material terms and conditions therein have been waived or modified and neither RTO nor Alrenco has a plan or intention to waive or modify any such material term or condition.

       (2) The fair market value of the Alrenco Common Stock and other consideration received by each RTO shareholder will be approximately equal to the fair market value of the RTO Common Stock surrendered by such shareholder in the Merger.

       (3) There is no plan or intention by the shareholders of RTO to sell, exchange, or otherwise dispose of a number of shares of Alrenco Common Stock received in the merger that would reduce the RTO shareholders' ownership of Alrenco Common Stock to a number of shares having a value, as of the date of the Merger, of less than 50 percent of all the formerly outstanding RTO Common Stock as of the same date. For purposes of this representation, shares of RTO Common Stock exchanged for cash or other property, surrendered by dissenters, or exchanged for cash in lieu of fractional shares of Alrenco Common Stock will be treated as outstanding RTO Common Stock on the date of the Merger. Moreover, shares of RTO Common Stock and shares of Alrenco Common Stock held by RTO shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger will be considered in making this representation.

       (4) The liabilities of RTO to be assumed by Alrenco and the liabilities to which the transferred assets of RTO are subject were incurred by RTO in the ordinary course of its business.

       (5) Alrenco, RTO and the shareholders of RTO will pay their respective expenses, if any, incurred in connection with the Merger.

       (6) There is no intercorporate indebtedness existing between RTO and Alrenco that was or will be issued, acquired, or settled at a discount.



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Alrenco, Inc.
RTO, Inc.
January --, 1998
Page 3


       (7) Neither RTO nor Alrenco is a regulated investment company, a real estate investment trust, or a corporation 50 percent or more of the value of whose total assets (excluding cash, cash items, receivables and U.S. government securities) are stock or securities and 80 percent or more of the value of whose total assets are assets held for investment. For purposes of the 50 percent and 80 percent determinations under the preceding sentence, stock and securities in any subsidiary shall be disregarded, and the parent corporation shall be deemed to own its ratable share of the subsidiary's assets. A corporation shall be considered a subsidiary for purposes of this paragraph if the parent owns 50 percent or more of the combined voting power of all classes of such corporation's stock entitled to vote, or 50 percent or more of the total value of shares of all classes of such corporation's stock outstanding.

       (8) RTO is not under the jurisdiction of a court in a case under Title 11 of the United States Code or a receivership, foreclosure, or similar proceeding in a federal or state court.

       (9) The fair market value of the assets of RTO transferred to Alrenco will equal or exceed the sum of the liabilities assumed by Alrenco plus the amount of liabilities, if any, to which the transferred assets are subject.

       (10) Alrenco has no plan or intention to reacquire any of the shares of Alrenco Common Stock issued in the Merger.

       (11) Alrenco has no plan or intention to sell or otherwise dispose of any of the assets acquired from RTO, except for dispositions made in the ordinary course of business.

       (12) Following the Merger, Alrenco will continue the historic business of RTO or use a significant portion of RTO's historic business assets in a business.

       (13) None of the compensation received by any shareholder-employees of RTO in contemplation of or as a result of the Merger will be separate consideration for, or allocable to, any of their shares of RTO Common Stock; none of the shares of Alrenco Common Stock received by any shareholder-employees of RTO in exchange for RTO Common Stock in the Merger will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees pursuant to the Merger will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

       (14) The payment of cash in lieu of fractional shares of Alrenco Common Stock is solely for the purpose of avoiding the expense and inconvenience to Alrenco of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration


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Alrenco, Inc.
RTO, Inc.
January --, 1998
Page 4


that will be paid in the Merger to the RTO shareholders instead of issuing fractional shares of Alrenco Common Stock will not exceed one percent of the total consideration that will be issued in the Merger to the RTO shareholders in exchange for their shares of RTO Common Stock. The fractional share interest of each RTO shareholder will be aggregated and no RTO shareholder will receive cash in an amount equal to or greater than the value of one full share of Alrenco Common Stock.

                                     OPINION

       Based upon the forgoing, it is our opinion that:

       (1) The Merger will constitute a "reorganization" within the meaning of Section 368(a)(1)(A) of the Code;

       (2) No gain or loss will be recognized by RTO or Alrenco as a result of the Merger;

       (3) The exchange in the Merger of RTO Common Stock for Alrenco Common Stock will not give rise to gain or loss to the RTO shareholders;

       (4) The tax basis of the Alrenco Common Stock received in the Merger by an RTO shareholder (including any fractional share interest) will be the same as the tax basis of the RTO Common Stock exchanged for such Alrenco Common Stock;

       (5) The holding period for the Alrenco stock received in the Merger by an RTO shareholder will include the holding period of such shareholder in the RTO Common Stock exchanged for such Alrenco Common Stock, provided that the RTO Common Stock is held as a capital asset at the Effective Time of the Merger; and

       (6) An RTO shareholder who receives cash in lieu of a fractional share of Alrenco Common Stock will recognize gain or loss equal to the difference between such cash amount and the shareholder's basis in the fractional share interest.

       The opinion expressed herein is based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinion is based solely on the documents that we have examined, the additional information that we have obtained, and the statements set out herein that we have assumed to be true on the day hereof and at the time of the Merger. Our opinion cannot be relied upon if any of the material facts contained in such documents or any such additional information is, or later becomes, inaccurate or if any of the material statements set out herein is, or later becomes, inaccurate.


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Alrenco, Inc.
RTO, Inc.
January --, 1997
Page 5

Finally, our opinion is limited to the tax matters specifically covered thereby, and we have not been asked to address herein, nor have we addressed herein, any other tax consequences of the Merger.

                                            Very truly yours,



                                            KING & SPALDING